Exhibit 99.1

GENPACT ANNOUNCES TRANSFER OF GENPACT SHARES BY SHAREHOLDER IN PRIVATE
TRANSACTION
TRANSFERRED SHARES REMAIN SUBJECT TO
UNDERWRITERS' LOCK-UP

New York, NY (December 14, 2007) Genpact Limited (NYSE:G), which manages business processes for companies around the world, announced today that GE has agreed to sell, in a private transaction, approximately $100 million of Genpact common shares, to an affiliate of a limited partner in one of Genpact's other shareholders.  The shares sold will be subject to the same lock-up agreement that GE entered into with the underwriters of Genpact’s initial public offering and, consequently, no shares will enter the public trading market as a result of the transaction.

"Genpact is a good partner and continues to provide valuable support to our operations.  This transaction is simply a part of our normal and on-going portfolio management activities and we look forward to a long and productive relationship" a GE spokesman noted.

Pramod Bhasin, President and Chief Executive Officer of Genpact, said:  “We welcome this diversification of our ownership base.  We continue to have an excellent relationship with GE both as a client and as a shareholder.  Our continuing significant revenue growth from GE has demonstrated the quality of this relationship.”

About Genpact

Genpact manages business processes for companies around the world. The company combines process expertise, information technology and analytical capabilities with operational insight and experience in diverse industries to provide a wide range of services using its global delivery platform. Genpact helps companies improve the ways in which they do business by applying Six Sigma and Lean principles plus technology to continuously improve their business processes. Genpact operates service delivery centers in India, China, Hungary, Mexico, the Philippines, the Netherlands, Romania, Spain and the United States.  For more info: www.genpact.com.

David Jensen (US/Europe) david.jensen@genpact.com 1 203 252-8562	Anita Trehan (India/Asia) anita.trehan@genpact.com +91 (98) 1110 022	Russ Wilkerson (GE) russell.wilkerson@ge.com 1 203 581 2114